Exhibit 10.1

SECOND AMENDMENT AND MODIFICATION OF
REVOLVING LINE OF CREDIT PROMISSORY NOTE,
 LOAN AGREEMENT AND REAFFIRMATION OF GUARANTIES

This Second Amendment and Modification of Revolving Line of Credit Promissory Note, Loan Agreement and Reaffirmation of Guaranties ("Amendment") is made effective the 30th day of January , 2013 ("Effective Date") by and among WSI Industries, Inc., a Minnesota corporation, having an address of 213 Chelsea Road, Monticello, MN 55362  ("Borrower"), WSI Industries, Co., formerly known as Taurus Numeric Tool, Inc., having an address of 213 Chelsea Road, Monticello, MN 55362 and WSI Rochester, Inc., having an address of 213 Chelsea Road, Monticello, MN 55362 (jointly "Guarantor") and BMO Harris Bank N.A., a national banking association, successor by merger to M&I Marshall & Ilsley Bank("M&I"), having an address of 50 South Sixth Street, Suite 1000, Minneapolis, Minnesota 55402 ("Lender").

WHEREAS, on or about February 1, 2011, (the "Loan Date") Borrower executed a Revolving Line of Credit Promissory Note in favor of M&I in the original principal amount of One Million and no/100 Dollars ($1,000,000.00) (the " Original Note"); and

WHEREAS, on or about the Loan Date, Borrower and M&I executed that certain Loan Agreement ("Loan Agreement") which Loan Agreement, among other things, described the terms and conditions under which the Borrower would borrow money from and repay the money to M&I; and

WHEREAS, to secure the sums due and payable to M&I pursuant to the Original Note and the Loan Agreement, Borrower also executed that certain Security Agreement in favor of M&I, also dated as of the Loan Date, whereby Borrower granted to M&I a security interest in all assets of Borrower ("Security Agreement); and

WHEREAS, to further secure the sums due and payable to M&I pursuant to the Original Note and the Loan Agreement, to perform the covenants and conditions thereof and of certain documents executed in conjunction therewith, each Guarantor executed an unconditional and unlimited guaranty ("Guaranty"), also dated as of the Loan Date, whereby each Guarantor unconditionally guaranteed the Borrower's performance of the Original Note and the Loan Agreement and the other loan documents executed therewith; and

WHEREAS, the Original Note, the Loan Agreement, the Security Agreement, the Amendments and all of the documents executed in conjunction therewith are sometimes jointly referred to herein as the "Loan Documents"; and

WHEREAS, effective on or about July 5, 2011, M&I was acquired by merger with the Lender; and

WHEREAS, Taurus Numeric Tool, Inc. has changed its name to WSI Industries, Co.; and

WHEREAS, the Borrower has requested that the Lender increase the amount of the Loan, amend and extend the maturity date of the Original Note and modify the terms of the Loan Agreement; and

WHEREAS, the Lender and the Borrower and each Guarantor desire that the Original Note and the Loan Agreement be amended and modified as hereinafter described and each Guarantor wishes to acknowledge and reaffirm the terms and conditions of such Guarantor's Guaranty.

NOW, THEREFORE, in consideration of the above recitals, and in consideration of credit given or to be given by the Lender to the Borrower and for other good and valuable consideration, all of which consideration is hereby acknowledged, the parties hereto agree as follows:

1.	Each of the above recitals is true and correct and is incorporated herein by this reference.

2.
The Original Note is amended and restated in its entirety by the Amended and Restated Revolving Credit Promissory Note executed by Borrower of even date herewith in the original principal amount of $3,000,000.00.

3.	Section 2.1 of the Loan Agreement is hereby amended to read as follows:

"Section 2.01 Revolving Loan and Revolving Note.  The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including May 31, 2013, or the earlier date of termination in whole of the Commitment pursuant Section 7.02, in an aggregate amount not to exceed at any time outstanding Three Million and 00/100 Dollars ($3,000,000.00).

On or before May 31, 2013, Borrower agrees to reduce the principal amount outstanding to One Million and 00/100 Dollars $1,000,000.00 or less.  From and after June 1, 2013, Bank agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from June 1, 2013 to February 1, 2014, or the earlier date of termination in whole of the Commitment pursuant Section 7.02, in an aggregate amount not to exceed at any time outstanding One Million and 00/100 Dollars ($1,000,000.00).

Each Advance shall be in the amount of $10,000.00 or an integral multiple thereof.  Within the limits of the, the Borrower may borrow, repay pursuant to Section 2.07 and re-borrow under this Section 2.02.

The Advances made by the Bank shall be evidenced by and repayable with interest in accordance with a single promissory note of the Borrower of even date herewith (the "Revolving Note") payable to the order of the Bank, substantially in a form acceptable to the Bank, dated the date of this Agreement.  The Revolving Note shall bear interest on the unpaid principal amount thereof from the date thereof until paid at the rate therein provided."

4.	Section 5.08 of the Loan Agreement is hereby amended to read as follows:

"Section 5.08  Minimum Net Worth.  So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will maintain, during and at the end of each fiscal quarter end, Net Worth at an amount not less than Eight Million Five Hundred Thousand and no/100 Dollars ($8,500,000.00)."

5.	Section 5.10 of the Loan Agreement is hereby deleted in its entirety.

6.	Section 5.11 of the Loan Agreement is hereby amended to read as follows:

"Section 5.11  Quarterly Fixed Charge Coverage Ratio.  So long as the Note shall remain unpaid or the Lender shall have any Commitment hereunder, Borrower shall maintain a quarterly Fixed Charge Coverage Ratio, tested quarterly as of the end of each fiscal quarter of Borrower (based upon a fiscal year end of the last Sunday in August, and fiscal quarter ends on the last Sunday of each of November, February, May and August) for the most recently-ended four fiscal quarters of Borrower preceding each such testing date, of not less than 1.20 to 1 as of the end of each such testing period, beginning on fiscal quarter ended on the last Sunday of February in 2013, determined in accordance with generally recognized accounting principles consistently applied.

The term “Fixed Charge Coverage Ratio” means Borrower's earnings after taxes plus interest expense, plus taxes, plus depreciation plus amortization minus unfinanced capital expenditures (but excluding from unfinanced capital expenditures an amount of up to $600,000 contributed by Borrower to Borrower's 2012-2013 building expansion) minus dividends minus taxes paid in cash divided by scheduled principal and interest payments due on all Debt of the Borrower for such testing period."

7.	Section 7.01 (k) of the Loan Agreement is hereby amended to read as follows:

"(k)  Any material event or condition of default (however defined) by Borrower shall occur and the applicable cure period, if any, shall have expired, in any promissory note or any agreement between Borrower and the Bank, including but not limited to that certain Promissory Note dated May 3, 2004 and that certain Loan Agreement dated May 3, 2004 between Borrower and the Bank, and/or under any amendment or modification of said Note and Loan Agreement and documents executed in connection therewith.."

8.
Borrower hereby acknowledges and reaffirms each and every representation, warranty, term, covenant and condition of the Loan Documents.  Borrower further acknowledges and agrees that the Loan Documents (as hereby amended and modified) are fully enforceable against Borrower and that Borrower has no defense, right of offset or otherwise to preclude enforcement of the Loan Documents, as hereby amended and modified, by the Lender against Borrower.

9.
The Security Agreement shall continue to secure all sums owing to the Lender by the Borrower pursuant to the terms and conditions of the Note and the Loan Agreement, together with all interest thereon, in accordance with the terms and conditions of the Note and all other sums due and owing or to become due and owing pursuant to the terms and conditions of this Amendment, the Loan Agreement, the Security Agreement and the Note,  as amended, including but not necessarily limited to any further or additional extensions or renewals thereof.

10.	Borrower and each Guarantor acknowledge that the principal balance outstanding and remaining unpaid on the Note as of the Effective Date hereof is $ Zero (0).

11.
Each Guarantor hereby acknowledges, ratifies and reaffirms each and every term, covenant, agreement, provision, and condition of their respective Guaranty and any collateral security documents securing such guaranty, including but not limited to the security agreement dated of even date with the Guaranty ("Collateral Security Documents"), and the Loan Documents, as amended, and hereby acknowledges and agrees that the Guaranty guarantees to the Lender the repayment of all sums due and owing to the Lender pursuant to the terms, conditions and covenants of the Note, as amended,  and the performance of the terms and covenants of the balance of the Loan Documents, as amended. Each Guarantor hereby affirms and agrees that each such Guaranty is unconditional and unlimited and that such Guaranty along with the Collateral Security Documents related thereto are fully enforceable against such Guarantor.  Each Guarantor hereby further affirms and agrees and that such Guarantor has no defense, right of offset, claim, cause of action or otherwise to preclude the absolute and immediate enforcement of the Guaranty and/or the Collateral Security Documents supporting such Guaranty by the Lender.

12.	On or before the execution hereof, Borrower shall pay to the Lender, the Lender's costs including its reasonable attorneys' fees, incurred in drafting this Amendment and related documents, if any.

13.	Except as herein specifically modified, amended or extended, all terms and conditions of the Loan Documents shall otherwise remain unchanged and in full force and effect.

14.
Notwithstanding anything to the contrary herein, this Amendment or any failure by the Lender to exercise any of its rights upon an event of default under the Loan Documents or the Guaranty or the Collateral Security Documents, whether prior to or subsequent to the effective date of this Amendment, shall not be deemed a waiver of the Lender's available remedies under the Loan Documents, the Guaranty, or the Collateral Security Documents or any amendments thereof, or any other documents executed in conjunction therewith or incident thereto.

15.
All the terms of this Amendment shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, to the extent assignment is permitted pursuant to the Loan Documents or the Guaranty.

16.	This Amendment is being executed in and is intended to be performed in the State of Minnesota and shall be construed and enforced in accordance with the laws of such state.

17.
This Amendment contains the entire agreement between the parties with respect to the covenants and promises contemplated herein and may be amended only in a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

BORROWER:

WSI INDUSTRIES, INC., a Minnesota
corporation

By /s/ Paul D. Sheely

Its: VP/CFO

  GUARANTORS:

WSI INDUSTRIES, CO. (formerly known as Taurus Numeric Tool, Inc.), a Minnesota corporation

By /s/ Paul D. Sheely

Its: VP/Asst. Sect.

WSI ROCHESTER, INC., a Minnesota
Minnesota corporation

By /s/ Paul D. Sheely

Its: VP/Asst. Sect.

LENDER:

BMO HARRIS BANK N.A., successor by
merger to M&I Marshall & Ilsley Bank,
a national banking association

By       /s/ Todd J. Senger
Todd J. Senger
Its:  Managing Director

AMENDED AND RESTATED
REVOLVING CREDIT
PROMISSORY NOTE

$3,000,000.00	Eden Prairie, Minnesota
January 30, 2013

FOR VALUE RECEIVED, WSI Industries, Inc., a Minnesota corporation, (the “Borrower”) promises to pay to the order of M&I Marshall & Ilsley Bank, a Wisconsin banking corporation, or any future holder hereof (“Lender”), the principal sum of Three Million and no/100 Dollars ($3,000,000.00), or so much thereof as may be advanced and be outstanding pursuant to and subject to the restrictions contained in, that certain Amended and Restated Loan Agreement between Borrower and Lender of even date herewith ("Loan Agreement''), together with interest accruing from and after the date hereof on the unpaid principal balance from time to time outstanding at a fluctuating annual interest rate equal to the LIBOR Rate, as hereinafter defined, plus Two Hundred (200) basis points per year (collectively the LIBOR Rate plus Two Hundred (200) basis points is the “Note Rate”).  The Note Rate shall change concurrently with each change in the LIBOR Rate. The Note Rate is not necessarily the lowest rate charged by Lender on loans at any given time.  NOTICE: Under no circumstances will the Note Rate be more than the maximum rate allowed by applicable law.  Principal and interest due hereunder shall be paid in immediately available funds as follows:

1.           Payments.  Interest only (at the Note Rate) on the principal balance outstanding from time to time shall be paid on or before the first day of the first calendar month after the date hereof, and on or before the first day of each and every month thereafter throughout the term of this Note.

In addition to the payments of interest, Borrower shall, on or before May 31, 2013, make a payment of payments sufficient to reduce the outstanding principal balance of this Note to $1,000,000.00 or less.  From and after June 1, 2013 and continuing until the Maturity Date, the amount available to be advanced under this Note (and repaid and re-advanced) shall not exceed One Million and no/100 Dollars ($1,000,000).

2.           Application of Payments.   Unless otherwise determined by Lender in its sole discretion, all payments shall be applied first to interest, second to principal then due, third to late charges (including any Default Rate Margin as defined below), if any, and fourth to any escrow required under the Loan Documents, with the balance to be applied to principal then owing, provided however, that if any advance made by the Lender as the result of a default on the part of the Borrower under the terms of this Note or any instrument securing this Note is not repaid on demand, any monies received, at the option of the Lender, may first be applied to repay such advances, plus interest thereon at an interest rate equal to the sum of the Note Rate plus the Default Rate Margin, and the balance, if any, shall be applied in accordance with the provisions hereof.  Any application of principal hereunder shall not reduce the periodic amounts due and payable as provided in this Note.

3.           Interest Calculation.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note shall be computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.  If any payment received is less than the amount of interest due through the effective date of receipt of such payment, Lender reserves the right to add any such deficiency to principal.

4.           Payment Location.  If Lender does not require automatic withdrawal of payments from Borrower’s account as provided herein, all payments of principal and interest due hereunder shall be paid to Lender at 50 South Sixth Street, Suite 1000, Minneapolis, Minnesota 55402, Attention:  Kevin D. Rohrer, or to such other person or at such other address as Lender may from time to time direct.

5.           Maturity Date.  The entire outstanding balance of principal, if not sooner paid, together with all accrued interest thereon, shall be due and payable on February 1, 2014.

6.           Loan Agreement.  The terms, covenants, conditions and agreements contained in all other Loan Documents defined in that certain Loan Agreement (the “Loan Agreement”) by and between Borrower, WSI Rochester, Inc. and Taurus Numeric Tool, Inc. ("Guarantors") and Lender of even date hereof, including but not limited to those certain Guaranties executed by Guarantors pursuant to which Guarantors agreed to guarantee Borrower’s obligations under this Note and the other Loan Documents, are hereby made a part hereof to the same extent and effect as if the same were fully set forth herein.

7.           Prepayment.  This Note may be prepaid at any time, in whole or in part, with out premium or penalty.

8.           Interest Rate.  The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the one month British Bankers Association (BBA) LIBOR and reported by a major news service selected by Lender (such as Reuters, Bloomberg or Moneyline Telerate), set two (2) London business days prior to the Loan payment date and effective on the first day of the accrual period to the last day, with settlement in arrears (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this Loan, Lender may designate a substitute index after notifying Borrower.  Lender will tell Borrower the current Index rate upon Borrower’s request.  The interest rate change will not occur more often than each Loan payment date and will become effective without notice to Borrower.

9.           Default.  A default under this Note shall occur if:

(a)        there is a default in payment of any installment of principal and/or interest due hereunder or any payments due pursuant to the Loan Documents; or

(b)        there is a default in the performance by Borrower, any Guarantor or any grantor of a mortgage, deed of trust, or other security in connection with this Note of any of the terms, conditions or provisions contained herein other than those identified in subsection (a) above, or contained in the Loan Documents (including, but not limited to, the Events of Default set forth in the Loan Agreement), or contained in any document executed and/or delivered by Borrower, any Guarantor, or any other individual or entity affiliated with Borrower and/or any Guarantor in connection herewith, or contained in any other agreement between Borrower and/or any Guarantor and Lender or between Borrower and/or any Guarantor and any other creditor; or

(c)           Borrower or any Guarantor:

(i)	becomes insolvent or takes any action which constitutes an admission of inability to pay its debts as they mature;

(ii)	makes an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets;

(iii)	becomes the subject of an “order for relief” within the meaning of the United States Bankruptcy Code;

(iv)	files a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors;

(v)	is adjudged a bankrupt;

(vi)	files an answer to a creditor’s petition, admitting the material allegations thereof, for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors;

(vii)	applies to a court for the appointment of a receiver or a custodian for any of its assets or proceedings;

(viii)	has filed against it an involuntary petition pursuant to the United States Bankruptcy Code;

(ix)
has a receiver, trustee, custodian, liquidator or like officer appointed to take custody, control or possession of any property subject to any lien, encumbrance or security interest securing payment of this Note;

(x)	dies or becomes incapacitated, or is dissolved or ceases to continue its business as a going concern;

(xi)
has filed against any collateral securing this Note any foreclosure or forfeiture proceedings, whether by judicial proceedings, self-help, repossession or otherwise, by any creditor of Borrower or any governmental entity;

(xii)
has filed against it a judgment which is not satisfied or “bonded over” within thirty (30) days after the entry thereof; or has issued against it any attachments or garnishments or the filing of any lien which is not discharged or “bonded over” within thirty (30) days after such issuance or filing; or

(d)           any representation, certification or warranty made or provided by or on behalf of Borrower or any Guarantor to induce Lender to extend credit to Borrower hereunder, made or provided in the Loan Documents or made or provided in any document delivered to Lender in conjunction with this transaction is at anytime false, misleading or inaccurate, in any material respect; or

(e)           upon the occurrence of a default under any of the Loan Documents (including, but not limited to, the Events of Default set forth in the Loan Agreement), a default under any agreement executed in connection with an interest rate swap or similar transaction between Borrower and Lender, or upon the occurrence of a default under any loan, extension of credit, security agreement, purchase or sale agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the Loan Documents; or

(f)           upon any merger, consolidation, reorganization or other similar transaction or event that results in any change in the corporate structure of the Borrower.

(g)           a material adverse change occurs in Borrower’s or any Guarantor’s financial condition, or Lender believes the prospect of payment or performance of this Note or the Guaranty is impaired, or Lender in good faith believes itself to be insecure;

(h)           Borrower or any Guarantor shall be in default under any other agreement with Lender or with any other creditor (whether in connection with the Loan or otherwise) and any required notice shall have been given and any time in which to cure the default shall have elapsed.  For purposes of this Section, the term “Like-Owned Affiliates” shall mean any Affiliate of Borrower that has the same ultimate owner(s), whether directly or indirectly, as Borrower as of the date of any such default.  For purposes of this Section, the term “Affiliate” shall mean any person or entity that controls, is controlled by, or is under common control with, Borrower as of the date of any such default.

If Borrower fails to pay any installment of principal and/or interest when due or fails to make any other payments when due under this Note or the Loan Documents (including, but not limited to, any payments of real estate taxes or insurance required to be paid by Borrower), or if Borrower or any Guarantor fails to perform any other obligation under this Note or the Loan Documents or if Borrower, any of its Like-Owned Affiliates or any Guarantor shall otherwise be in default under this Note or the Loan Documents, and such failure is not cured within the cure period, if any, provided in this Section, then such failure shall constitute an “Event of Default” hereunder.  If any default (other than: (i) a default in payment of principal and/or interest or any other payments required to be made under this Note or the Loan Documents including, but not limited to, any payments of real estate taxes or insurance; or (ii) a default which is an Event of Default under any of the Loan Documents for which a cure period has already been provided for under the applicable document), is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, such default may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within thirty (30) days or (2) if the cure requires more than thirty (30) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter Borrower continues to diligently pursue such cure and completes all reasonable and necessary steps sufficient to cure such default as soon as reasonably practical.

Upon the occurrence of an Event of Default, the entire unpaid principal balance plus accrued interest shall immediately become due and payable.

Upon the occurrence of an Event of Default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding a 2.000 percentage point margin (“Default Rate Margin”) to the then applicable Note Rate.  The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no occurrence of an Event of Default.  However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

10.           Waivers.  Borrower waives and renounces presentment, protest, demand and notice of dishonor and any and all lack of diligence or delay in collection or endorsement hereof, and expressly consents to any extension of time, release of any party liable for this obligation, release of any security which may have been or which may hereafter be granted in connection herewith, or any other indulgence or forbearance which may be made without notice to Borrower and without in any way affecting the liability of Borrower.  In all circumstances, the indebtedness due hereunder shall be repaid without relief from any valuation or appraisement laws, which Borrower hereby waives.

11.           Late Payments.  If any installment of principal and/or interest due under this Note or any payment required under the Loan Documents is not fully paid within ten (10) days after the due date thereof, Borrower shall pay to Lender a late charge equal to five percent (5%) of such installment or payment, to compensate Lender for the extra cost of handling delinquent payments.  Neither the requirement that such late charge be paid, nor the payment of the late charge, will be deemed to be a waiver of a default arising from the late payment.  In addition, Borrower will pay a fee to Lender of Thirty Dollars ($30.00) if Borrower makes a payment on this Note and the check or preauthorized charge with which Borrower pays is later dishonored.

12.           Maximum Interest Rate.  Nothing contained herein nor any transaction related hereto shall be construed or shall so operate either presently or prospectively: (a) to require the payment of interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of such lawful rate; or (b) to require the payment or the doing of any act contrary to law; but if any clause or provision herein contained shall otherwise so operate to invalidate this Note and/or the transaction related hereto, in whole or in part, then only such clause(s) and provision(s) shall be held for naught as though not contained herein (or if allowed by applicable law, limited to the extent necessary to make such clause(s) or provision(s) enforceable, but then only to the extent such limited or modified enforcement is more beneficial to Lender than having such clause(s) or provision(s) deemed struck) and the remainder of this Note shall remain operative and in full force and effect.

If for any reason interest in excess of the amount as limited in the foregoing paragraph shall have been paid hereunder, whether by reason of acceleration or otherwise, then in that event any such excess interest shall constitute and be treated as a payment of principal hereunder and shall operate to reduce such principal by the amount of such excess, or if in excess of the then principal indebtedness, such excess shall be refunded.

13.           General Provisions.  The terms of this Note shall be binding upon Borrower, upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.  Whenever used, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.  The rights and remedies of Lender as provided in this Note or any document securing this Note shall be cumulative and concurrent, and may be pursued singularly, successively or together against Borrower, the property described in the Security Documents or any document securing this Note or any other security for the debt evidenced by this Note, at the discretion of Lender.  If any part of this Note cannot be enforced, this fact will not affect the rest of this Note.  Lender may delay or forego enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless expressly stated in writing, no party who signs this Note, whether as maker, any Guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Loan or release any party or any Guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties agree that Lender may modify this Loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.  In the event of any inconsistencies between this Note and any of the Loan Documents, any loan commitment or term sheet issued by Lender in connection with the making of this Note, or other documents executed in connection with the making of this Note, the terms of this Note shall control.  Capitalized terms used and not defined herein shall have the meanings given to them in the Loan Agreement.

14.           Governing Law.  This Note shall be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Minnesota without regard to conflicts of laws provisions.  This Note has been accepted by Lender in the State of Minnesota.

15.           Attorney’s Fees.  Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection, or to defend or enforce any of Lender’s rights hereunder or under any document securing this Note, whether or not litigation is commenced, the undersigned shall pay to Lender (subject to any limits under applicable law) Lender’s reasonable attorney’s fees, together with all court costs and other expenses incurred or paid by Lender in connection therewith.

16.           CHOICE OF VENUE.  BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS NOTE OR THE LOAN DOCUMENTS SHALL BE LITIGATED IN THE DISTRICT COURT OF HENNEPIN COUNTY, MINNESOTA, OR AT LENDER’S DISCRETION IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA.  BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN SUCH COURT.  BORROWER WAIVES ANY CLAIM THAT HENNEPIN COUNTY, MINNESOTA OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.  THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY LENDER, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY LENDER, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

17.           WAIVER OF JURY TRIAL.  LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

18.           Notices.  Any notice or election required or permitted to be given or served by Lender or Borrower hereunder to the other party shall be given in accordance with the Loan Agreement.

19.           Automatic Payments; Right of Setoff.  Borrower hereby authorizes Lender automatically to deduct from Borrower’s account the amount of any payment due under this Note.  If the funds in the account are insufficient to cover any payment, Lender shall not be obligated to advance funds to cover the payment.  At any time and for any reasons, Lender may voluntarily terminate such automatic payments.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or other account).  This includes all accounts Borrower holds jointly with a third party and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this Section.

20.           Amended and Restated Note.  This Note amends and restates in its entirety that certain Revolving Credit Promissory Note dated February 1, 2011, as previously amended, made by Borrower in favor of M&I Marshall & Ilsley Bank, a Wisconsin banking corporation, predecessor in interest to Lender (Note No. 80607, Account No. 200350) and is not in payment thereof.

IN WITNESS WHEREOF, the undersigned Borrower has executed this Note as of the date first above written.

BORROWER:

WSI Industries, Inc.

By:         /s/ Paul D. Sheely
Name:                   Paul D. Sheely
Title:                     VP/CFO
STATE OF MINNESOTA                    )
  ) SS
COUNTY OF                                          )

On this __ day of January, 2013, before me appeared _______________, to me personally known, who, being by me duly sworn, did say that he/she is the _____________ of WSI Industries, Inc., a Minnesota corporation, and that said instrument was signed on behalf of said company by its authority, and said person acknowledged said instrument to be the free act and deed of said company.

In Testimony Whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.

Name:
Notary Public, State of
My Commission Expires:

[SEAL]